SUN RIVER ENERGY, INC. ANNOUNCES CURRENT STATUS RELATED TO ITS APPLICATION WITH NASDAQ

Dallas, TX -- (PRNewswire-FirstCall) –December 13, 2011 --Sun River Energy, Inc. (OTC:BB:SNRV).  On December 13, 2011, Sun River Energy, Inc. (the “Company” or “Sun River”) announced the following status regarding its application for a listing on Nasdaq.

The Company filed its application to be listed on Nasdaq approximately 7 months ago.  On December 2, 2011, a Nasdaq hearings panel indicated that it believed the Company’s application for listing should be granted if the Company can evidence a closing bid price of over $4 for ten consecutive trading days and provided the Company meets all other listing standards at such time.

Prior to the hearing panel’s determination, Nasdaq staff had denied the Company’s application based on the discretionary authority granted under Listing Rule 5101, and the Company’s failure to meet the minimum bid price requirement.  In its denial letter, the staff indicated the reason for exercising its discretionary authority was based upon concerns over allegations of stock price manipulation raised in four separate lawsuits in which the Company was involved.  The staff also indicated that at the time of its decision (September 21, 2011) the Company’s stock price had fallen below the minimum bid price requirement of $4 per share.

On September 27, 2011, the Company appealed the staff’s decision.  In its appeal, the Company pointed out there was no evidence to support the allegations which concerned the staff and the Company provided evidence which actually disproved the allegations.  With respect to the lawsuits, the hearing panel stated “The Panel was persuaded by several factors in reaching its conclusion that the existence of these lawsuits does not at this point present a basis for a public interest denial of the application. First, the allegations that gave rise to Staff’s concerns are contested and unproven. The Company’s claims and defenses are also unproven, but suggest that legitimate disputes over ownership of shares are driving the litigation.”  In the appeal, the Company also pointed out that it met the $4 bid price requirement for approximately 6 months and requested the hearing panel to conditionally approve the Company’s listing application subject to meeting this minimum bid price requirement again within 180 days.  The hearing panel stated “while the Panel denies the Company’s request for a conditional listing, it believes that, if the Company can, within 180 days of Staff’s denial of the listing application, e.g. by March 26, 2012, evidence a closing bid price of over $4.00 for ten consecutive trading days, and, if it otherwise meets all applicable listing standards at that time and no new information has come to Staff’s attention that would warrant a denial of the application on public interest grounds, the Panel believes its application for listing should be granted, and that the Company should not be assessed a new application fee at that time.”

In accordance with Nasdaq’s rules, the decision of the hearings panel may be reviewed by the Nasdaq Listing and Hearing Review Council within 45 days of the decision.

Donal R. Schmidt, Jr., the Company’s CEO and President, said:

“We are very pleased with the decision of the hearings panel.  We thought all along that our application should have been approved and I am happy to report that the hearings panel has agreed with our position.  Although it was disconcerting when the staff denied our application in September, we strongly disagreed with their position and resolved to appeal what we thought was an unjust decision.  We never thought there was any justification for the staff’s concern over the allegations in the lawsuits.  We presented our case to the hearings panel and pointed out that, not only was there no evidence to support the allegations of stock price manipulation, the evidence overwhelmingly disproves the allegations.  Obviously, the hearings panel agreed with us.”

“We still have to meet the minimum bid price requirement of $4 per share for 10 consecutive trading days before we can reapply, but earlier this year we met this minimum price requirement for nearly 6 months and I believe we can do it again.”

About Sun River Energy, Inc.:

Sun River Energy, Inc. is a Dallas-based, oil and gas exploration and production company.  For further information on the Company, please visit our website www.snrv.com.

Media Contact:
Gilbert Steedley
1-800-669-6511

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” (statements which are not historical facts) made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as "anticipate," "could," "may," "might," "potential," "predict," "should," "estimate," "expect," "project," "believe," "plan," "envision," "continue," "intend," "target," "contemplate," or "will" and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include, but are not limited to, the time to consummate the proposed development, completion and extraction; the timing and extent of changes in market conditions and prices for natural gas and oil; the timing and extent of the Company's success in discovering, developing, producing and estimating reserves; the economic viability of, and the Company's success in drilling, the Company's ability to fund the acquisition, development, completion and extraction of oil and gas assets and the Company's planned capital investments; the Company's future property acquisition or divestiture activities; increased competition; and any other factors listed in the reports the Company has filed and may file with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s expectations only as of the date they were made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.